UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
May 16, 2008
(Date of Report/Date of earliest event reported)

SENSIENT TECHNOLOGIES CORPORATION
(Exact name of registrant as specified in its charter)

WISCONSIN	1-7626	39-0561070
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-5304
(Address and zip code of principal executive offices)
(414) 271-6755
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Events.
     Sensient Technologies Corporation issued a press release on May 16, 2008 announcing that two of its executive officers (Messrs. Hobbs and Hammond) have entered into new preprogrammed stock sale plans for periodic sales of their Sensient stock over the next four years, starting in October, 2008. The new stock sale plans have been approved by the Sensient board of directors. The new plans supplement (but do not amend or replace) existing preprogrammed stock sale plans by these executives. The plans, which comply with the SEC Rule 10b5-1 safe harbor regarding insider trading, are motivated primarily by the executives’ desire to diversify their personal investments as they near eventual retirement. The new plan for Mr. Hammond includes sales in connection with the exercise of options and also sales of currently owned stock, while the new plan for Mr. Hobbs relates entirely to currently owned stock (including restricted stock).
     Sales will occur during quarterly “window periods,” except for any shares from the exercise of options nearing expiration. Anticipated sales under the new plan by Mr. Hobbs are between 4,000 shares and 6,500 shares each quarter (averaging about 5,000 shares per quarter). Anticipated sales under the new plan by Mr. Hammond are up to 22,000 shares each quarter (averaging about 13,600 shares per quarter). Both plans provide for “roll-overs” from prior periods if shares are not sold because of minimum price floors.
Item 9.01. Exhibits

Exhibit 99.1	Sensient Technologies Corporation Press Release Dated May 16, 2008 Regarding Preprogrammed Stock Sale Plans by Certain Executives.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSIENT TECHNOLOGIES CORPORATION (Registrant)
By:	/s/ John L. Hammond
	Name:	John L. Hammond
	Title:	Vice President, Secretary and General Counsel

Date: May 16, 2008

EXHIBIT INDEX

Exhibit 99.1:	The following exhibit is furnished with this Report on Form 8-K: Sensient Technologies Corporation Press Release Dated May 16, 2008 Regarding Preprogrammed Stock Sale Plans by Certain Executives.